Exhibit 15

The Board of Directors and Shareholders of Harris Corporation:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Harris Corporation for the registration of 1,500,000 shares of its common stock of our report dated October 30, 2013 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended September 27, 2013.

/s/ Ernst & Young LLP
Certified Public Accountants

Orlando, Florida

December 9, 2013